UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported): January 16, 2020

Velocity Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39183	48-0659719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30699 Russell Ranch Road, Suite 295
Westlake Village, California		91362
(Address of principal executive offices)		(Zip code)

(818) 532-3700

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	VEL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

This Current Report on Form 8-K is filed by Velocity Financial, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

As contemplated in the Registration Statement on Form S-1 (File No. 333-234250) (as amended, the “Registration Statement”) relating to the initial public offering (the “Offering”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on January 16, 2020, Velocity Financial, LLC, a Delaware limited liability company, filed a Certificate of Conversion (the “Certificate of Conversion”) with the Secretary of State of the State of Delaware, pursuant to which Velocity Financial, LLC was converted to a Delaware corporation named “Velocity Financial, Inc.” (the “Conversion”).

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 below is incorporated by reference in this Item 3.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reappointment of Executive Officers

In connection with the Conversion, each executive officer of Velocity Financial, LLC immediately prior to the Conversion, including its chief executive officer, its chief financial officer and its principal accounting officer, was appointed to the same role at the Company.

Velocity Financial, Inc. 2020 Omnibus Incentive Plan and Awards

On January 16, 2020, the Company’s Board of Directors (the “Board”) adopted and approved the Velocity Financial, Inc. 2020 Omnibus Incentive Plan (the “2020 Incentive Plan”), subject to stockholder approval. The 2020 Incentive Plan reserved 1,520,000 shares of the Common Stock, for issuance pursuant to awards granted under the 2020 Incentive Plan.

For further information regarding the Company’s executive officers and their relationships with the Company and the 2020 Incentive Plan, see “Management,” “Executive Compensation” and “Certain Relationships and Related Party Transactions” in the Company’s prospectus (the “Prospectus”), dated January 16, 2020, filed pursued to Rule 424(b) of the Securities Act of 1933, as amended. The foregoing description of the 2020 Incentive Plan is only a summary. The 2020 Incentive Plan is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Conversion, the Company’s Certificate of Incorporation (the “Charter”) became effective and the Company’s bylaws (the “Bylaws”) were adopted, in each case, effective as of January 16, 2020. The Charter, among other things, provides that the Company’s authorized capital stock consists of 100 million shares of Common Stock, and 25 million shares of preferred stock, par value $0.01 per share.

The foregoing description of the Certificate of Conversion, the Charter and the Bylaws is only a summary. For further information regarding the Charter and the Bylaws, see “Description of Capital Stock” in the Prospectus. The Certificate of Conversion, the Charter and the Bylaws are filed as Exhibit 3.1, Exhibit 3.2 and Exhibit 3.3 hereto, respectively, and such exhibits are incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holder.

On January 16, 2020, certain stockholders of the Company (the “acting stockholders”), acting by written consent, took the following actions without a meeting:

(1) approved and adopted the 2020 Incentive Plan;

(2) removed each director of the Company from office; and

(3) re-elected each of Daniel Ballen, Christopher Farrar, Alan Mantel, John Pitstick, John Pless and Joy Schaefer as a director of the Company to serve until the next annual meeting of the stockholders of the Company or until his or her successor shall be duly elected and qualified.

As of such date, the acting stockholders collectively held 7,077,961 shares of Common Stock, or 60.2% of the Company’s then outstanding Common Stock.

Item 8.01 Other Events.

Closing of the Offering

On January 22, 2020, the Company sold 7,250,000 shares of its Common Stock for cash consideration of $12.09 per share (reflecting an initial public offering price of $13.00 per share, net of underwriting discount) to the underwriters in the Offering, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., JMP Securities LLC and Raymond James & Associates, Inc., for approximately $87.65 million in net proceeds before expenses. In connection with the Offering, the Company granted the underwriters an option to purchase up to an additional 1,087,500 shares of Common Stock by February 15, 2020 to cover over-allotments, if any.

Prepayment of Corporate Debt

On January 22, 2020, as contemplated by the Prospectus, the Company used approximately $71.1 million of the net proceeds from the Offering to repay approximately $70.5 million in principal amount of initial term loans under the Credit Agreement, dated as of August 29, 2019, among Velocity Commercial Capital, LLC, a California limited wholly owned subsidiary of the Company, as borrower, the Company and the other guarantors from time to time party thereto and Owl Rock Capital Corporation, as administrative agent and collateral agent, and the lenders from time to time party thereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

3.1*	Certificate of Conversion

3.2*	Certificate of Incorporation of Velocity Financial, Inc.

3.3*	Bylaws of Velocity Financial, Inc.

10.1*	Velocity Financial, Inc. 2020 Omnibus Incentive Plan

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Velocity Financial, Inc.

By:	/s/ Christopher D. Farrar
Name:	Christopher D. Farrar
Title:	Chief Executive Officer

Date: January 22, 2020